EXHIBIT 3.1(i)


                    ARTICLES OF INCORPORATION

                               OF

                     BLUESTONE VENTURES INC.

____________________________________________________________________

FIRST:  The name, of this corporation is:

                          BLUESTONE VENTURES INC.

SECOND: Its principal office in the State of Nevada is located at 502 East John Street, Carson City, Nevada, 89706. The name and address of its resident agent is CSC Services of Nevada, Inc., at the above address.

THIRD: The nature of the business or objects or purposes proposed may be organized under the General Corporation Law of the State of Nevada.

    To engage in lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

FOURTH: The total authorized capital stock of the corporation is 70,000,000 shares of common and 5,000,000 shares of preferred all with a par value of $.001 per share.

FIFTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be Increased or decreased in such manner as shall be provided in the by-law of this corporation, provided that the number of directors shall not be reduced less than one unless there is less than one stockholder.


The name and post office address of the first board of directors, which shall be three in number, is as follows:

     NAME                   POST OFFICE ADDRESS

 Randy White         3287 Highland Blvd., N.
                     Vancouver, B.C. V7R 2X7
                     Canada


                       PO Box 27581
Edward D. Wong         Oakridge Postal Station
                      Vancouver, B.C. V524M4
                      Canada


                       807 W 68th Ave
Yau Guang Luo          Vancouver, B.C. v6p 2V1
                      Canada





SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH: The name and post office address of the incorporator signing the articles of incorporation is as follows:

     NAME                      POST OFFICE ADDRESS

C. Woodgate                    502 E. John Street, Room E
                               Carson City NV 89706

EIGHTH:  The Corporation is to have perpetual existence.

NINTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make alter or amend the by-laws of the corporation.

TENTH: Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by -laws of the corporation at such place or places as may be designated

ELEVENTH:  This corporation reserves the right to amend, alter, change or
repeal any provision contained in   the articles of incorporation, in the
manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State Of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this tenth day of July, A.D. 2000,




_____________________________

C. Woodgate, Incorporator